EXHIBIT 99.1

Landry’s Restaurants, Inc. (‘LNY’/NYSE) - Second Quarter 2006 Results

HOUSTON, August 9 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY - News; the “Company”), one of the nation’s largest casual dining and entertainment companies, today announced its financial results for the second quarter ended June 30, 2006.

Revenues for the three months ended June 30, 2006, totaled $390.1 million, as compared to $325.2 million a year earlier. Net interest expense associated with the Company’s $850.0 million refinancing in the fourth quarter of 2004 in preparation for the Golden Nugget acquisition was $15.5 million in the second quarter 2006, compared to only $8.6 million in the second quarter of 2005. In addition, as previously announced, certain underperforming Joe’s Crab Shack units were closed during the second quarter resulting in asset impairment and store closing charges of $8.8 million pre-tax or $5.98 million after tax ($0.27 per share – diluted). Furthermore, stock compensation expense for the three months ended June 30, 2006 was $0.04 per share – diluted. Therefore, net income for the second quarter was $9.6 million, compared to $17.5 million in the previous year. Earnings per share (diluted) for the quarter were $0.43, compared to $0.78 in 2005. Earnings per share, excluding the impairment and store closing charges, were $0.70 per share – diluted. Same store sales for the Company’s restaurants were positive 1% for the quarter.

Revenues for the six months ended June 30, 2006, totaled $747.1 million, as compared to $606.5 million a year earlier. Net interest expense for the six months ended June 30, 2006 was $30.4 million, compared to $17.2 million for the same period in 2005. Stock compensation expense for the six months was $0.06 per share – diluted. As a result, net earnings for the six months were $16.5 million, compared to $24.9 million reported last year. Earnings per share – (diluted) for the six months were $0.75, compared to $1.04 reported last year. Excluding the asset impairment and store closing charge, earnings per share – diluted for the six months ended June 30, 2006 were $1.05.

The Company opened three restaurants and the Tower of Americas located in San Antonio, TX during the second quarter, including one Joe’s Crab Shack and two Saltgrass Steak House restaurants. Since the end of the second quarter, the Company has also opened the first T-Rex Cafe in Kansas City, KS.

The Company operated 311 full service restaurants as of June 30, 2006, primarily under the trade names Joe’s Crab Shack, Landry’s Seafood House, The Crab House, Charley’s Crab, Chart House, the Rainforest Cafe and Saltgrass Steak House. In addition, the Company operates several limited service restaurants, hotels, amusements and retail outlets.

CONTACT:	Tilman J. Fertitta	or	Rick H. Liem
	Chairman, President		Senior Vice President
	and CEO		and CFO
	(713) 850-1010		(713) 850-1010
	www.landrysrestaurants.com		www.landrysrestaurants.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000’s except per share amounts)

	For the quarter ended June 30, 2006		For the quarter ended June 30, 2005		For the six months ended June 30, 2006		For the six months ended June 30, 2005
REVENUES	$390,138	100.0%	$325,152	100.0%	$747,137	100.0%	$606,496	100.0%
COST OF SALES	95,527	24.5%	89,915	27.6%	181,596	24.3%	168,499	27.8%
LABOR	124,665	32.0%	92,579	28.5%	242,595	32.5%	176,111	29.1%
OTHER RESTAURANT OPERATING EXPENSES	96,496	24.7%	76,961	23.7%	187,163	25.0%	146,958	24.2%
UNIT LEVEL PROFIT	73,450	18.8%	65,697	20.2%	135,783	18.2%	114,928	18.9%
GENERAL & ADMINISTRATIVE	16,024	4.1%	14,928	4.6%	33,078	4.4%	28,614	4.7%
PRE-OPENING COSTS	1,368	0.4%	1,251	0.4%	3,440	0.5%	2,170	0.3%
DEPRECIATION & AMORTIZATION	18,830	4.8%	15,104	4.6%	37,283	5.0%	29,860	4.9%
ASSET IMPAIRMENT EXPENSE	7,413	1.9%	—	0.0%	8,301	1.1%	—	0.0%
TOTAL OPERATING INCOME	29,815	7.6%	34,414	10.6%	53,681	7.2%	54,284	9.0%
OTHER EXPENSE (INCOME)	15,708		8,616		29,350		17,637
INCOME BEFORE TAXES	14,107		25,798		24,331		36,647
TAX PROVISION	4,514		8,255		7,786		11,727
NET INCOME	$9,593		$17,543		$16,545		$24,920
EARNINGS PER SHARE - (Basic)	$0.45		$0.80		$0.78		$1.07
AVERAGE SHARES - (Basic)	21,350		21,950		21,300		23,200
EARNINGS PER SHARE - (Diluted)	$0.43		$0.78		$0.75		$1.04
AVERAGE SHARES - (Diluted)	22,100		22,600		22,050		24,000
EARNINGS PER SHARE BEFORE ASSET IMPAIRMENT AND STORE CLOSING CHARGES - (Diluted)	$0.70		$0.78		$1.05		$1.04

EBITDA (Earnings before interest, taxes, depreciation and amortization):
Net income	$9,593		$17,543		$16,545		$24,920
Add back:
Tax provision	4,514		8,255		7,786		11,727
Other expense (income)	15,708		8,616		29,350		17,637
Depreciation and amortization	18,830		15,104		37,283		29,860
Asset impairment expense	7,413		—		8,301		—

EBITDA	$56,058		$49,518		$99,265		$84,144

EBITDA is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic.

LANDRY'S RESTAURANTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in Millions except per share amounts)

	June 30, 2006	December 31, 2005
Cash & Equivalents	$37.4	$39.2
Other Current Assets	115.4	107.2

Total Current Assets	152.8	146.4
Property & Equipment, Net	1,440.6	1,380.3
Other Assets	100.6	85.9

Total Assets	$1,694.0	$1,612.6

Current Liabilities	$233.1	$220.5
Long-Term Debt	853.6	816.0
Other Non-current	73.7	59.3

Total Liabilities	1,160.4	1,095.8
Total Stockholders’ Equity	533.6	516.8

Total Liabilities & Equity	$1,694.0	$1,612.6

Net Book Value per share	$24.13	$23.93